Exhibit 10.4

CANCELLATION AGREEMENT AND
MUTUAL GENERAL RELEASE

THIS CANCELLATION AGREEMENT AND MUTUAL GENERAL RELEASE (this “Agreement”), dated as of August 18, 2022 (the “Effective Date”), is made by and between (i) 3i, LP (“Holder”), and (ii) CV Sciences, Inc. (the “Company”), with reference to the following facts:

A. The Company and Holder are parties to (i) that certain Securities Purchase Agreement, dated as of November 14, 2021 (the “Securities Purchase Agreement”), by and between the Company and Holder, and all other “Transaction Documents” as defined in the Securities Purchase Agreement, in each case, as amended, supplemented or otherwise modified to date;

B. Pursuant to the Securities Purchase Agreement, the Company has issued to Holder, and Holder is the sole registered holder of that certain Senior Convertible Note dated March 25, 2022 in the original principal amount of $1,060,000 (the “Note”), which is the sole Note outstanding under the Securities Purchase Agreement as of the Effective Date;

C. The Company desires to enter into a debt financing transaction pursuant to which the Company would issue a Secured Promissory Note to a to a third-party lender (“Lender”) in the principal amount of $2,000,000 (the “Financing”);

D. Holder and the Company desire to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Settlement Amount. At the closing of the Financing, the consideration paid by the Lender will be $1,590,000 (the “Financing Amount”). In consideration for the cancellation of the Note, all Transaction Documents and the releases set forth herein, the Company shall pay to Holder the sum of $675,000 (the “Settlement Amount”) by wire transfer of immediately available funds to an account designated by Holder within three (3) business days of the Company’s receipt of funds in the Financing. The Company shall immediately notify Holder of the closing of the Financing and the Company’s receipt of funds from Lender in the Financing.

2.     Representations and Warranties of Holder. Holder represents and warrants that Holder (a) is the sole actual and beneficial holder of the Note and all rights and privileges of “Holder” thereunder, and all rights and privileges of “Buyer” under the Securities Purchase Agreement and under all Transaction Documents, and (b) has not assigned or transferred any of its rights under any Transaction Document to any third party, affiliate of Holder, or any other entity owned, controlled or affiliated with Holder.

3.     Termination of Notes, Warrants and other Agreements. Each of Holder and the Company acknowledges and agrees that, as of the date hereof, (a) the Securities Purchase Agreement and each of the Transaction Documents (as defined in the Securities Purchase Agreement), (b) all contracts, agreements, obligations, promises, understandings, arrangements, commitments and undertakings of any and every kind (whether written or oral and whether express or implied) (collectively, “Contracts”) between the Company and Holder, whether contained in the Transaction Documents or pursuant to applicable law, and (c) all other rights and obligations now or previously owed to the Company by Holder or owed to Holder by the Company (the foregoing clauses (a), (b) and (c), collectively, the “Terminated Agreements”), are hereby terminated and canceled and shall be of no further force or effect; provided, however, that in the event the Company fails to timely deliver the Settlement Amount in accordance with Section 1 hereof, the terminations set forth in this Section 3 and releases set forth in Section 4 shall be null and void and of no further effect.

4.    Mutual General Release

(a)    Each of (1) Holder, on behalf of itself and its affiliates, subsidiaries, predecessors, successors and assigns, and each of their respective present and former directors, officers, employees, shareholders, warrant holders, option holders, lenders, managers, representatives, agents, attorneys, heirs, beneficiaries, executors and administrators and all persons acting by, through or in concert with them (collectively, the “Holder Releasors”), and (2) the Company, on behalf of itself and its affiliates, subsidiaries, predecessors, successors and assigns, and each of their respective present and former directors, officers, employees, shareholders, warrant holders, option holders, lenders, managers, representatives, agents, attorneys, heirs, beneficiaries, executors and administrators and all persons acting by, through or in concert with them (collectively, the “Company Releasors” and, together with the Holder Releasors, the “Releasors”), does hereby fully and without limitation release, acquit and forever discharge the Company (with respect to the Holder Releasors) and Holder (with respect to the Company Releasors) and each of their respective present and former affiliates, subsidiaries, predecessors, successors and assigns, and each of their respective present and former directors, officers, employees, shareholders, warrant holders, option holders, lenders, managers, representatives, agents, attorneys, heirs, beneficiaries, executors and administrators, and all persons acting by, through or in concert with them, or any of them (each, individually, a “Releasee”), of and from any and all manner of action or actions, cause or causes of action, claims, charges, complaints, suits, liens, rights, demands, debts, contracts, agreements, promises, commitments, damages, liabilities, losses, costs, expenses and accountings of whatever nature, known or unknown, suspected or unsuspected, disclosed or undisclosed, fixed or contingent, in law or in equity, whether class, derivative or individual in nature, for indemnity or otherwise, which such Releasor now has or may have against any one or more of the Releasees based on, related to, arising from or in any way connected with any act, event, occurrence, omission or state of facts taken or existing from the beginning of time to the date hereof (collectively, “Claims”), including, without limitation, (i) any and all Claims related to any shares of capital stock of the Company or any other equity security of the Company, including any options, warrants, restricted stock, and other securities that are convertible into or exercisable for shares of capital stock or other equity securities of the Company (collectively, “Equity Securities”); (ii) any and all Claims related to any other ownership or other interest in the Company, (iii) any and all Claims related to any indebtedness or other obligations owed to or by the Company, including any redemption right in the Transaction Documents, (iv) any and all Claims related to or arising from any of the Terminated Agreements, including but not limited to all Principal, accrued Interest, Late Charges and other amounts at any time owed on the Note or under any of the Transaction Documents; and (v) any and all Claims to all or any portion of the proceeds payable by the Investor in connection with the Financing other than the Settlement Amount. Notwithstanding anything to the contrary in this Section 3(a), no release is given hereunder in respect of (and the following rights or claims shall not be considered “Claims” for purposes of this Section 4(a)) (a) any claim which cannot be waived by law, (b) claims arising out of, resulting from or relating, directly or indirectly, to any act, omission or event occurring after the date hereof, including the payment of the Settlement Amount.

(b)    Each Releasor acknowledges that it may discover facts different from or in addition to those which such Releasor now knows or believes to be true and that the release contained in this Section 4 shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. IN ADDITION, EACH RELEASOR EXPRESSLY WAIVES ALL RIGHTS UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH READS AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

WITH FULL AWARENESS AND UNDERSTANDING OF THE ABOVE PROVISIONS, EACH RELEASOR HEREBY WAIVES ANY RIGHTS SUCH RELEASOR MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. EACH RELEASOR INTENDS TO, AND HEREBY DOES, RELEASE THE RELEASEES FROM CLAIMS WHICH SUCH RELEASOR DOES NOT PRESENTLY KNOW OR SUSPECT TO EXIST AT THIS TIME.

(c)    Each Releasor represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which such Releasor may have against the Releasees, or any of them, and such Releasor agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such Releasor.

(d)    Each Releasor agrees that if such Releasor hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then such Releasor will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

(e)    Each Releasor further understands and agrees that the execution of this Agreement shall not constitute or be construed as an admission of any liability whatsoever by any Releasee.

5.    Termination of Liens

(a)    Holder hereby acknowledges and agrees that all security interests, liens, mortgages, pledges, hypothecations and other encumbrances (collectively, “Liens”) in, or otherwise affecting any property or assets of the Company (collectively, “Collateral”) that were granted to Holder to secure any and all obligations of the Company owed to Holder are hereby automatically terminated and released without any further action on the part of any party. Upon request by the Company, Holder agrees to promptly deliver to the Company all Uniform Commercial Code financing statement terminations, lien releases, intellectual property releases, mortgage releases, discharges and instruments which are necessary or appropriate to terminate all instruments of record related to any Liens on Collateral (if any) or any other property previously granted by the Company in favor of Holder.

(b)    Holder hereby acknowledges and agrees that the Company (or any party designated by the Company as its designee for this purpose) is hereby authorized to file and record all appropriate Uniform Commercial Code financing statement terminations and other documents and agreements which are necessary or appropriate to terminate all instruments of record related to any Liens on Collateral or any other property previously granted by the Company in favor of Holder.

6.    Miscellaneous

(a)    Successors and Assigns. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Any attempt by a party to assign any of its rights or obligations under this Agreement in violation of this Section 6(a) shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)    Entire Agreement. This Agreement supersedes all prior discussions, agreements and understandings (whether written or oral) between the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof.

(c)    Attorneys’ Fees. If any Releasee commences any legal action, arbitration or other proceeding against a Releasor to enforce any part of this Agreement, such Releasee, if it prevails in such proceeding, will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court or arbitrator (including without limitation costs, expenses and fees on any appeal).

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

(e)    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction), and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

(f)    Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(g)    Headings. The titles of the articles, sections, subsections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first above written.

“Holder”

3i, LP

By:

Name:

Title:

“Company”

CV SCIENCES, INC.

By:
Name: Joseph Dowling
Title: Chief Executive Officer